                                  SCHEDULE 13G

                                 (RULE 13d-102)

 Information to be Included in Statements Filed Pursuant to Rules 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2(b).



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                            VERSUS TECHNOLOGY, INC.
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                              (Name of Issuer)

                                  COMMON STOCK
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                       (Title of Class of Securities)

                                     925313
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                                 (CUSIP Number)

                                  MAY 31, 1999
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            (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]    Rule 13d-1(b)

                  [X]    Rule 13d-1(c)

                  [ ]    Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 925313                      13G                      PAGE 2 OF 6 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
        G III, LLC / 38-3470424
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  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]

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  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        MICHIGAN
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    Number of
                           5       Sole Voting Power
      Shares                       3,600,000*

                                   *MADE UP OF THE 3,600,000 SHARES OF COMMON
                                    STOCK INTO WHICH DEBT PURCHASED BY G III,
                                    LLC IS CONVERTIBLE
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        3,600,000*

                                   *MADE UP OF THE 3,600,000 SHARES OF COMMON
                                    STOCK INTO WHICH DEBT PURCHASED BY G III,
                                    LLC IS CONVERTIBLE
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        3,600,000*

        *MADE UP OF THE 3,600,000 SHARES OF COMMON STOCK INTO WHICH DEBT PURCHASED BY G III, LLC IS CONVERTIBLE
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        8.1%*

        *CALCULATED BY DIVIDING THE NUMBER OF SHARES IN ITEM 9 (3,600,000) BY THE SUM OF THE NUMBER OF SHARES REPORTED BY VERSUS TECHNOLOGY, INC. TO BE OUTSTANDING (38,506,872) AND THE NUMBER OF SHARES INTO WHICH THE TOTAL DEBT OFFERING IS CONVERTIBLE (6,000,000)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        OO
--------------------------------------------------------------------------------

CUSIP NO. 925313                      13G                      PAGE 3 OF 6 PAGES
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  1     Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons
        (Entities Only)
        DAVID L. GRAY*

        *MR. GRAY IS THE SOLE MANAGING MEMBER OF GIII, LLC
--------------------------------------------------------------------------------
  2     Check the Appropriate Box if a Member of a Group     (a) [ ]
        (See Instructions)                                   (b) [X]

--------------------------------------------------------------------------------
  3     SEC Use Only

--------------------------------------------------------------------------------
  4     Citizenship or Place of Organization
        UNITED STATES
--------------------------------------------------------------------------------
    Number of
                           5       Sole Voting Power
      Shares                       3,723,000*

                                   *INCLUDES THE 3,600,000 SHARES BENEFICIALLY
                                   OWNED BY G III, LLC, 50,000 SHARES OWNED BY
                                   MR. GRAY OUTRIGHT AND 73,000 SHARES FOR
                                   WHICH MR. GRAY HAS OPTIONS TO ACQUIRE
                           -----------------------------------------------------
   Beneficially            6       Shared Voting Power
                                   -0-
     Owned by              -----------------------------------------------------
                           7       Sole Dispositive Power
       Each                        3,723,000*


                                   *INCLUDES THE 3,600,000 SHARES BENEFICIALLY
                                   OWNED BY G III, LLC, 50,000 SHARES OWNED BY
                                   MR. GRAY OUTRIGHT AND 73,000 SHARES FOR
                                   WHICH MR. GRAY HAS OPTIONS TO ACQUIRE
                           -----------------------------------------------------
     Reporting             8       Shared Dispositive Power

    Person With                    -0-
--------------------------------------------------------------------------------
  9     Aggregate Amount Beneficially Owned by Each Reporting Person
        3,723,000*

        *INCLUDES THE 3,600,000 SHARES BENEFICIALLY OWNED BY G III, LLC, 50,000 SHARES OWNED BY MR. GRAY OUTRIGHT AND 73,000 SHARES FOR WHICH MR. GRAY HAS OPTIONS TO ACQUIRE
--------------------------------------------------------------------------------
 10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ] (See Instructions)

--------------------------------------------------------------------------------
 11     Percent of Class Represented by Amount in Row (9)
        8.3%*

        *CALCULATED BY DIVIDING THE NUMBER OF SHARES IN ITEM 9 (3,723,000) BY THE SUM OF THE NUMBER OF SHARES REPORTED BY VERSUS TECHNOLOGY, INC. TO BE OUTSTANDING (38,506,872), THE NUMBER OF SHARES INTO WHICH THE TOTAL DEBT OFFERING IS CONVERTIBLE (6,000,000), AND THE TOTAL NUMBER OF SHARES OTHERWISE OWNED DIRECTLY OR BENEFICIALLY BY MR. GRAY (123,000)
--------------------------------------------------------------------------------
 12     Type of Reporting Person (See Instructions)
        IN
--------------------------------------------------------------------------------


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CUSIP NO. 925313                      13G                      PAGE 4 OF 6 PAGES

ITEM 1.

(a)    Name of Issuer: VERSUS TECHNOLOGY, INC.
(b) Address of Issuer's Principal Executive Offices: 2600 MILLER ROAD, TRAVERSE CITY, MICHIGAN 49684


ITEM 2.

(a)    Name of Person Filing: G III, LLC
(b) Address of Principal Business Office: 11092 LAKE MICHIGAN DRIVE, P.O. BOX 276, EMPIRE, MICHIGAN 49630
(c)    Citizenship:
(d)    Title of Class of Securities: COMMON STOCK
(e)    CUSIP Number: 925313


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

(a) - (j)  Not Applicable.


ITEM 4.       OWNERSHIP

(a)      See response to Number 9 on cover page for G III, LLC.
(b)      See response to Number 11 on cover page for G III, LLC.
(c)(i)   See response to Number 5 on cover page for G III, LLC.
(d)(ii)  See response to Number 6 on cover page for G III, LLC.
(e)(iii) See response to Number 7 on cover page for G III, LLC.
(f)(iv)  See response to Number 8 on cover page for G III, LLC.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable.


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable.

CUSIP NO. 925313                      13G                      PAGE 5 OF 6 PAGES

ITEM 1.

(a)    Name of Issuer:     VERSUS TECHNOLOGY, INC.
(b) Address of Issuer's Principal Executive Offices: 2600 MILLER ROAD, TRAVERSE CITY, MICHIGAN 49684


ITEM 2.

(a)    Name of Person Filing: DAVID L. GRAY
(b) Address of Principal Business Office: 11092 LAKE MICHIGAN DRIVE, P.O. BOX 276, EMPIRE, MICHIGAN 49630
(c)    Citizenship: UNITED STATES
(d)    Title of Class of Securities: COMMON STOCK
(e)    CUSIP Number: 925313


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

(a) - (j)  Not Applicable.


ITEM 4.       OWNERSHIP

(a)      See response to Number 9 on cover page for David L. Gray.
(b)      See response to Number 11 on cover page for David L. Gray.
(c)(i)   See response to Number 5 on cover page for David L. Gray.
(d)(ii)  See response to Number 6 on cover page for David L. Gray.
(e)(iii) See response to Number 7 on cover page for David L. Gray.
(f)(iv)  See response to Number 8 on cover page for David L. Gray.


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           Not applicable


ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           Not applicable





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CUSIP NO. 925313                      13G                      PAGE 6 OF 6 PAGES


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable.


ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable.


ITEM 9.       NOTICE OF DISSOLUTION OF GROUP

          Not applicable.


ITEM 10.      CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                         August 5, 1999
                         ------------------------------------------------------
                         Date



                         /s/ David L. Gray
                         ------------------------------------------------------
                         Signature



                         Individually and as sole managing member of G III, LLC
                         ------------------------------------------------------
                         Name/Title